Exhibit 99.1

FOR:	UCBH HOLDINGS, INC.

CONTACT:	Douglas Mitchell
Senior Vice President, Corporate Development and Investor Relations
(415) 315-2800

Craig S. On
Senior Vice President and Interim Chief Financial Officer
(415) 315-2800

EVC Group
Investor Relations: Douglas M. Sherk, Jenifer Kirtland
(415) 896-6820
Media Relations: Steve DiMattia
(646) 201-5445
For Immediate Release
UCBH Holdings, Inc. Announces the Appointment of
Mr. Qingyuan Wan of China Minsheng Banking Corp., Ltd. to its Board of Directors
     SAN FRANCISCO, September 25, 2008 – UCBH Holdings, Inc. (NASDAQ: UCBH), the holding company of United Commercial Bank (UCB™), today announced the appointment of Mr. Qingyuan Wan as a new member of the Boards of Directors of UCBH and UCB. Mr. Wan was recommended pursuant to the Investor’s Rights and Standstill Agreement dated October 7, 2007, between UCBH and China Minsheng Banking Corp., Ltd. (“Minsheng”), which grants Minsheng the right to recommend one person to be appointed to the Board of Directors of UCBH, after the completion of the Initial Closing of Minsheng’s 4.9% investment in UCBH on March 5, 2008.
     “Mr. Wan will be a strong addition to UCBH, bringing extensive knowledge of the markets and a wealth of banking experience in China, and we welcome him to our Board,” said Mr. Thomas S. Wu, Chairman, President and Chief Executive Officer of UCBH Holdings, Inc. “We are very pleased to have formed this strategic alliance with Minsheng, a successful and well-regarded company with an outstanding track record, which better positions us to expand our presence in both the U.S. and China by offering customers a broader line of financial products and services. We look forward to Mr. Wan’s contributions to our efforts to further grow our franchise.”
     Since October 2007, Mr. Wan has served as Director of the Board Office of Minsheng with primary responsibilities for the Board’s daily operations and its special committees. Previously, Mr. Wan was the Deputy General Manager of the Corporate Culture Department from June 2006 to October 2007, responsible for Minsheng’s corporate culture promotion, brand management and large-scale promotion activities. Prior to that, Mr. Wan was Deputy Director of the Executive Office from June 2003 to June 2006, in charge of senior management’s administrative affairs and public relations, in addition to having served as liaison with government regulators. From 2001 to 2003, Mr. Wan was Minsheng’s Public Relations Division Director of the Executive Office, with responsibilities in public relations and branding design. Prior to joining Minsheng, Mr. Wan served as the Deputy Director of the Journalist Department of the Financial Times under the People’s Bank of China, the central bank of China. Mr. Wan holds a Bachelor’s Degree in Finance from Xiamen University of China.

     About UCBH Holdings, Inc.
     UCBH Holdings, Inc., with $12.87 billion in assets as of June 30, 2008, is the holding company for United Commercial Bank, a state-chartered commercial bank, which is a leading bank in the United States serving the Chinese communities and American companies doing business in Greater China. Together, the Bank and its subsidiaries, including United Commercial Bank (China) Limited, operate 51 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton, Los Angeles and Orange counties, eight branches in New York, five branches in metropolitan Atlanta, three branches in New England, two branches in the Pacific Northwest, a branch in Houston, branches in Hong Kong, Shanghai and Shantou, China, and representative offices in Beijing, Guangzhou and Shenzhen, China, and Taipei, Taiwan. UCB, with headquarters in San Francisco, provides commercial banking services to small- and medium-sized businesses and professionals in a variety of industries, as well as consumer and private client services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance, asset-based financing, cash management, loans guaranteed by the U.S. Small Business Administration, commercial, multifamily and residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. For additional information, visit the web site for United Commercial Bank at www.ibankUNITED.com or the web site for UCBH Holdings, Inc. at www.ucbh.com.
     About China Minsheng Banking Corp., Ltd.
     China Minsheng Banking Corp., Ltd. is a joint-stock commercial bank established in the People’s Republic of China in 1996. Minsheng is publicly traded on the Shanghai Stock Exchange. With $125.9 billion in total assets as of December 31, 2007, Minsheng maintains 327 branch outlets and 1,326 ATM locations in China. The scope of services offered by Minsheng include: full retail and commercial deposit services, short-, medium- and long-term loans, entrusted loans, domestic and international settlement, receivable financing, issuing financial institution bonds, acting in the capacity of agent to issue, settle and underwrite government bonds, trading bonds issued by financial institutions, government and corporations, inter-bank borrowing and lending; foreign exchange trading, trading other derivative financial instruments for the bank or on behalf of its customers, letters of credit and financial guarantees, complete wire services, and insurance products, safe deposit box service, credit cards and fiduciary service for national social insurance funds. For additional information, visit the web site for China Minsheng Banking Corp., Ltd. at www.cmbc.com.cn.
     Forward-Looking Statements
     Certain statements contained in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others: economic and business conditions in the areas and markets in which the Company and the Bank operate, particularly those affecting loans secured by real estate; deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank; market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests; competition from other financial institutions, whether banks, investment banks, insurance companies or others; the ability of the Bank to assimilate acquisitions, enter new markets and lines of business, and open new branches, successfully; changes in business strategies; changes in tax law and governmental regulation of financial institutions; demographic changes; and other risks and uncertainties, including those discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”). The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements. Further description of the risks and uncertainties are included in detail in the Company’s current, quarterly and annual reports, as filed with the SEC.
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